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                                  Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Heftel Broadcasting Corporation:

       We consent to incorporation by reference in this Registration Statement on Form S-3 of Heftel Broadcasting Corporation filed pursuant to Rule 462(b) and incorporating the previously effective Registration Statement on Form S-3 (No. 333-14207) of our report dated May 6, 1996 relating to the consolidated balance sheets of Tichenor Media System, Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995.


                                           /s/ KPMG PEAT MARWICK LLP
                                               KPMG Peat Marwick LLP

Dallas, Texas
February 4, 1997